Exhibit 99.B(d)(1)(A)(vi)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2010

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

In connection with the appointment of ING Clarion Real Estate Securities L.P. as sub-adviser to ING Clarion Real Estate Portfolio (formerly ING Van Kampen Real Estate Portfolio) (the “Portfolio”), the sub-advisory fee payable by Directed Services LLC with respect to the Portfolio was reduced on May 1, 2009.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2010 through May 1, 2011.  The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the May 1, 2009 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President